Exhibit 99.1                                                NEWS RELEASE

Rick L. Catt, President And Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, IL 62454	FOR IMMEDIATE RELEASE May 31, 2011

FIRST ROBINSON FINANCIAL CORPORATION
DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END RESULTS OF OPERATIONS

Robinson, Illinois - First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.90 per share.  This represents an increase of $0.05 per share, or 5.9%, over last year’s $0.85 per share.  The dividend will be payable on June 16, 2011 to shareholders of record on June 2, 2011.   Rick L. Catt, President and Chief Executive Officer, stated that “The support of our shareholders is crucial to the success of FRFC. The Board of Directors wants to show our appreciation by raising our dividends by almost 6.0% over last year, our largest dividend in the Company’s history.  We are proud that we have been able to pay an increased dividend each year since the Company’s formation in March 1997.”

The Company also announced results of operations for the fiscal year ended March 31, 2011.  The result of operations for this fiscal year reflects record earnings for the Company of $1,395,000 as compared to a loss of $30,000 for the fiscal year ended March 31, 2010, an increase of $1,425,000.  Net interest income after provision for loan losses increased to $5,157,000 up from $3,274,000 for the year ending March 31, 2010, an increase of $1,883,000, or 57.5%.  Non-interest income was $2,569,000 for the year ended March 31, 2011, compared to $2,233,000 for the year ended March 31, 2010, an increase of $336,000, or 15.0%.  Non-interest expense was $5,630,000 for the year ended March 31, 2011, compared to $5,659,000 for the year ended March 31, 2010, a decrease of $29,000 or 0.5%.

As of March 31, 2011, the Company had assets of $208.8 million, liabilities of $196.0 million and stockholders’ equity of $12.8 million.  Through its banking subsidiary, the Company operates four full-service offices and one drive-up facility in Robinson, Oblong, and Palestine, Illinois and Vincennes, Indiana.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended March 31, 2010, describe some of these risk factors. These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION
FIRST ROBINSON FINANCIAL CORPORATION

	For the Year Ended March 31,
	2011	2010
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Operation Data:

Total Interest Income	$8,309	$7,802

Total Interest Expense	2,417	3,231

Net Interest Income	5,892	4,571

Provision for Loan Losses	735	1,297

Net Interest Income After Provision	5,157	3,274

Total Non-Interest Income	2,569	2,233

Total Non-Interest Expense	5,630	5,659

Income (Loss) Before Taxes	2,096	(152)

Provision (Benefit) for Income Taxes	701	(122)

Net Income (Loss)	1,395	(30)

Basic Earnings (Loss) per Share	$3.38	$(0.07)

Diluted Earnings (Loss) per Share	$3.25	$(0.07)

Selected Ratios and Other Data:

Return on Average Assets	0.71%	(0.02)%

Return on Average Stockholders’ Equity	11.24%	(0.25)%

Average Assets	$195,066	$175,915

Average Stockholders’ Equity	12,411	12,101

Balance Sheet Data:

Total Assets	$208,831	$182,989

Total Liabilities	196,066	170,944

Stockholders’ Equity	12,765	12,045

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